As filed with the Securities and Exchange Commission on September 8, 2017
File No. 333-203759

File No. 333-195600

File No. 333-161569

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENTS
UNDER THE SECURITIES ACT OF 1933

CYALUME TECHNOLOGIES HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	20-3200738
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

910 SE 17th Street, Suite 300
Fort Lauderdale, FL 33316
(954) 315-4939

(Address of Registrant’s Principal Executive Offices)

CYALUME TECHNOLOGIES HOLDINGS, INC. 2014 EQUITY INCENTIVE PLAN

CYALUME TECHNOLOGIES HOLDINGS, INC. 2009 OMNIBUS SECURITIES AND INCENTIVE PLAN

(Full title of the plans)

Copies to:

Chief Financial Officer Cyalume Technologies Holdings, Inc. 910 SE 17th Street, Suite 300 Fort Lauderdale, FL 33316 (954) 315-4939 Fax: (954) 315-4927	Jason Simon, Esq. Greenberg Traurig, LLP 1750 Tysons Boulevard, Suite 1200 McLean, VA 22102 (703) 749-1386 Fax: (703) 714-8386

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒
Emerging Growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed on Form S-8 (the “Registration Statements”) filed by Cyalume Technologies Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-203759, originally filed with the SEC on April 30, 2015, relating to the Cyalume Technologies Holdings, Inc. 2014 Equity Incentive Plan;
•	Registration Statement No. 333-195600, originally filed with the SEC on April 30, 2014, relating to the Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan; and
•	Registration Statement No. 333-161569, originally filed with the SEC on April 30, 2014, relating to the Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan.

On September 8, 2017, pursuant to the Agreement and Plan of Merger, dated as of August 8, 2017 (the “Merger Agreement”), by and among the Company, CPS Performance Materials Corp. (“Parent”) and CPS Performance Materials Merger Sub Corp. (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Pursuant to the terms of the Merger Agreement, each share of the Company’s common stock issued and outstanding at the effective time of the Merger (except those shares (i) held by any of the Company’s stockholders who are entitled to and who properly demand appraisal rights and comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware and (ii) owned by the Company as treasury stock or by any subsidiary of the Company) were canceled and converted automatically into the right to receive an amount in cash calculated in accordance with the terms of the Merger Agreement, without interest and less any required withholding taxes.

As a result of the Merger, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 8th day of September, 2017.

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Zivi Nedivi
Zivi Nedivi
Chief Executive Officer